EXHIBIT 5

November 18, 2004

Advanced Environmental
Recycling Technologies, Inc.
914 N. Jefferson Street
Springdale, Arkansas 72764

Re:	Advanced Environmental Technologies, Inc.
Registration Statement on Form S-8

Gentlemen:

     We have acted as special counsel to Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to 4,982,667 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), (i) 4,634,130 shares of which are issuable upon exercise of options previously granted under the Company’s Amended and Restated Stock Option Plan, the Non-Employee Director Stock Option Plan, the Chairman Stock Option Plan and the 1997 Securities Plan (collectively, the “Plans”), (ii) 13,537 shares of which are issuable upon exercise of options and other stock incentive grants that may be granted after the date hereof pursuant to the Company’s 1997 Securities Plan, and (iii) 335,000 shares of which have previously been issued upon exercise of options granted pursuant to the Company’s 1997 Securities Plan.

     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

     We have further assumed that:

(i)	all applicable state and foreign securities laws have been or will be, as the case may be, complied with, as of any exercise date with respect to the Plans; and

(ii)	the options or other stock incentive grants that have been or will be granted under the Plans have been or will be, as the case may be, issued to qualifying participants under the Plans and exercised in accordance with the terms of the Plans and any other applicable documents.

     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that (i) the shares of Common Stock covered by the Registration Statement that have been issued to date upon the exercise of options granted pursuant to the Company’s 1997 Securities Plan have been duly authorized and validly issued and are fully paid and non-

Advanced Environmental Recycling Technologies, Inc.
November 18, 2004

assessable and (ii) the shares of Common Stock issuable upon exercise of options or other stock incentive grants previously granted under the Plans or which may be granted under the Company’s 1997 Securities Plan will, if, as, and when such shares are issued in the manner contemplated by such Plans, be duly authorized and validly issued and fully paid and non-assessable.

     We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting those laws, and we do not express any opinion herein concerning any other law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

AKIN GUMP STRAUSS HAUER & FELD LLP